FIRST AMENDMENT TO LIMITED LIABILITY PARTNERSHIP AGREEMENT OF AHIT NORTHERN NM PROPERTIES, LLP

This First Amendment to the Limited Liability Partnership Agreement of AHIT Northern NM Properties, LLP dated July 13, 2016 (this "Amendment") is dated April 1, 2017 (the "Effective Date"). This Amendment is by and between American Housing Income Trust, Inc., a Maryland corporation ("AHIT"), and Northern NM Properties, LLC, a New Mexico limited liability company ("Northern"), and supersedes any prior amendments hereto. AHIT and Northern are also referred to herein singularly as a "Party" or collectively as the "Parties." The Limited Liability Partnership Agreement of AHIT Northern NM Properties, LLP dated July 13, 2016 is hereinafter referred to as the "Limited Partnership Agreement."

WHEREAS, AHIT is the General Partner in AHIT Northern NM Properties, LLP (the "General Partnership Interest"), a Maryland limited liability partnership (the "Partnership").

WHEREAS, AHIT and Northern collectively own 100% of the issued and outstanding limited partnership units of the Partnership.

WHEREAS, AHIT owns 5,006 limited partnership units of the Partnership, 1% of the issued and outstanding limited partnership units (together with the General Partnership Interest, the "AHIT Partnership Interest").

WHEREAS, Northern owns 500,614 limited partnership units of the Partnership, which equates to 99% of the issued and outstanding limited partnership units.

NOW, THEREFORE, pursuant to Section 22.1 of the Master UPREIT Formation Agreement dated July 13, 2016, AHIT and Northern agree to the following amendment to the Limited Partnership Agreement:

1. Purchase Right. In addition to the conversion option set forth in Section 3.3 of the Limited Partnership Agreement, commencing July 14, 2017 and continuing thereafter, Northern may, at its sole option, purchase from AHIT the AHIT Partnership Interest for the sum of Thirty-Five Thousand Dollars ($35,000.00).

2. Certain Rights and Obligations of the General Partner. Section 4.3(C) of the Agreement shall be amended to read as follows:

> "(c) Shall provide each Limited Partner with (i) an annual financial statement within 90 days after December 31 of each calendar year, subject to any change in the fiscal year of the Partnership, indicating the financial position of the Partnership and (ii) a report containing information the General Partner deems necessary to prepare federal income tax returns and that shall be furnished by March 15 of each year, unless the tax return date is extended."

3. Capacity and Authority. Each Party has the requisite power and authority to execute and deliver this Amendment and to consummate their respective transactions contemplated hereby in the manner and form set forth in this Amendment. The execution, delivery and performance of this Amendment has been duly authorized by all necessary action on the part of the respective Parties, and constitutes a legal, valid and binding obligation of the Parties, enforceable against each Party, except as such enforceability may be limited by: *(i)* applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally; and *(ii)* general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). The execution, delivery, and performance of this Amendment *(i)* does not and will not violate any provisions of law or any trust agreement applicable to the Parties and *(ii)* does not and will not conflict with, result in the breach or termination of any provision of, or constitute a default under (in each case whether with or without the

giving of notice or the lapse of time, or both) the Parties' articles of incorporation or bylaws or any indenture, mortgage, lease, deed of trust; other instrument, contract, or agreement; or any order, judgment, arbitration award, or decree to which AHIT or Northern are a party or by which any of the Parties or any of their respective assets and properties are bound.

4. Legal Representation. The Parties hereby represent that each Party has sought independent legal counsel in reviewing this Amendment, the Limited Partnership Agreement, and all other related agreements and formation documents. The Parties further acknowledge that they have relied on independent legal counsel in all matters associated with the Partnership.

5. Waiver of Potential Conflict. Northern hereby waives any and all objections to any potential conflicts of interest that may arise from Paesano Akkashian Apkarian PC's dual representation of AHIT and the Partnership.

6. Mutual Release. In consideration of the terms set forth in this Amendment, above, each of the Parties, together with all of their shareholders, members, directors, officers, agents, representatives, attorneys, accountants, advisors, heirs, beneficiaries, successors, and assigns, release, acquit and discharge the other Party, and all of their respective shareholders, members, directors, officers, agents, representatives, attorneys, accountants, advisors, heirs, beneficiaries, successors, and assigns, from any and all claims, debts, demands, suits, actions, or causes of action, known or unknown, liquidated or unliquidated, fixed or contingent, direct and indirect, from the beginning of time to the Effective Date. This release does not release any claims for breach of this Amendment.

7. Balance of Agreement. To the extent not amended herein, the balance of the Limited Partnership Agreement shall remain in full force and effect.

8. Conflict Disclosure and Waiver. Les Gutierrez is a member and control person of Northern, and serves as a Director on the Real Estate Committee of AHIT. AHIT and Northern agree to waive any conflict of interest in Mr. Gutierrez serving in these capacities.

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IN WITNESS WHEREOF, the Parties hereto have signed this Amendment on the Effective Date, even if their respective signatures were affixed to this Amendment at an earlier or later date.

AHIT NORTHERN NM PROPERTIES, LLP,
a Maryland limited liability partnership, by
and through its General Partner,

AMERICAN HOUSING INCOME TRUST,
INC., a Maryland corporation.

____
By: Michael Ogburn
Its: Chairman of the Board

____
By: Sean Zarinegar
Its: Director; Real Estate Committee

NORTHERN NM PROPERTIES, LLC, a New
Mexico limited liability company

____
By: Jerry Lopez
Its: Authorized Member

____
By: Les Gutierrez
Its: Authorized Member

AMERICAN HOUSING INCOME TRUST, INC.,
a Maryland corporation

____
By: Michael Ogburn
Its: Chairman of the Board

____
By: Sean Zarinegar
Its: Director; Real Estate Committee